Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 14, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Argan, Inc. on Form 10-K for the year ended January 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Argan, Inc. on Forms S-3 (No. 333-109528, No. 333-122991, No. 333-135192, No. 333-140755, No. 333-140782, No. 333-152366, No. 333-179492, and No. 333-208913) and on Forms S-8 (No. 333-107627, No. 333-143788, No. 333-152367, No. 333-175598, No. 333-192103, and No. 333-208914).

/s/ GRANT THORNTON LLP

Baltimore, MD

April 14, 2016